EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


                                                  State or other jurisdiction of
Name of subsidiary                                incorporation or organization



LifeUSA Insurance Company                         Minnesota

LifeUSA Securities, Inc.                          Minnesota

LifeUSA Marketing, Inc.                           Minnesota